MARTIN MIDSTREAM PARTNERS
COMPLETES TERMINAL ACQUISITION
FROM NECHES INDUSTRIAL PARK, INC.

     KILGORE, Texas, June 1, 2004 /PRNewswire-FirstCall via COMTEX/ — Martin Midstream Partners L.P. (Nasdaq: MMLP) announced today that it has completed the acquisition of a deep water marine terminal located near Beaumont, Texas from Neches Industrial Park, Inc. for $26.5 million (which includes an initial $1.0 million payable under a related noncompetition agreement). The terminal is located on 50 acres of land on the Neches River and includes two dock structures, nine storage tanks with a total capacity of approximately 480,000 barrels, four rail spurs with service provided by three major rail companies, a bulk warehouse and associated pipelines, pipe racks, compressors and related equipment. The terminal provides handling and storage for ammonia, sulfuric acid, asphalt, fuel oil and fertilizer through fee based contracts. Based on currently available information, MMLP projects initial annual cash flow from this facility of $3.0 million. The acquisition was financed through MMLP’s credit facility with the Royal Bank of Canada.

     Ruben Martin, Chief Executive Officer of Martin Midstream GP LLC, MMLP’s general partner, stated “The Neches acquisition builds on our successful business plan to expand our terminalling segment. This facility can accommodate world class vessels and adds strategic value with future growth opportunities for MMLP. Based on currently available information, we believe that the acquisition will be accretive to MMLP’s results of operations.”

About Martin Midstream Partners

     Martin Midstream Partners provides terminalling, marine transportation, distribution and midstream logistical services for producers and suppliers of hydrocarbon products and by-products, lubricants and other liquids. The Company also manufactures and markets sulfur-based fertilizers and related products and owns an unconsolidated non-controlling 49.5% limited partnership interest in CF Martin Sulphur, L.P., which operates a sulfur storage and transportation business. MMLP operates primarily in the Gulf Coast region of the United States.

     Additional information concerning the Company is available on its website at www.martinmidstream.com.

Forward-Looking Statements

     Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors, including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future event, or otherwise.

Contact: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of Martin Midstream GP LLC, at (903) 983-6200.

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